Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000

Gramercy Capital Corp. Announces Short-Term Extension of Maturity Dates of
Gramercy Realty Loans

New York, NY – March 14, 2011 – Gramercy Capital Corp. (NYSE: GKK) today announced a short-term extension of the maturity date of its (i) $240.5 million mortgage loan (the "Goldman Mortgage Loan") with Goldman Sachs Mortgage Company ("GSMC"), Citicorp North America, Inc. ("Citicorp") and SL Green Realty Corp. ("SL Green," and, collectively with GSMC and Citicorp, the "Mortgage Lenders"), and (ii) $549.7 million senior and junior mezzanine loans (the "Gramercy Realty Mezzanine Loans") with KBS Debt Holdings, LLC ("KBS"), GSMC, Citicorp and SL Green (collectively, the "Mezzanine Lenders") from March 13, 2011 to April 15, 2011 for an extension fee of $3.5 million payable by the Company to the Mortgage Lenders and the Mezzanine Lenders (collectively, the "Gramercy Realty Lenders") and upon such other terms and conditions as are set forth in an extension agreement entered into by the parties.

The maturity date extension is intended to provide the parties additional time (i) to exchange and consider proposals for an extension, modification, restructuring or refinancing of the Goldman Mortgage Loan and the Gramercy Realty Mezzanine Loans (collectively, the "Gramercy Realty Loans") and, if such discussions fail, (ii) to explore an orderly transition of the collateral securing the Gramercy Realty Loans to the Gramercy Realty Lenders.  There can be no assurance of when or if the Company will be able to accomplish such extension, modification, restructuring or refinancing, or on what terms such extension, modification, restructuring or refinancing, if any, would be.  Should negotiations fail to produce an extension, modification, restructuring or refinancing of the Gramercy Realty Loans prior to the extended maturity date, at any time thereafter the Gramercy Realty Lenders could seek to exercise available remedies, which could include foreclosing on the collateral securing the Gramercy Realty Loans.  The Gramercy Realty Loans are secured by mortgages on certain properties owned by the Company's Gramercy Realty division and by pledges of equity interests in substantially all of the entities constituting Gramercy Realty division.  In the event that the restructuring negotiations fail and the Gramercy Realty Lenders exercise their available remedies, management anticipates that the Company's 2010 Consolidated Financial Statements will reflect a substantial book loss and result in the Company having negative book value.

As a result of the continuing uncertainty regarding whether and on what terms, if any, the  Company will be able to extend, modify, restructure or refinance the Gramercy Realty Loans, the Company expects to delay the issuance of an earnings press release relating to the Company's financial performance for the year and quarter ended December 31, 2010 and to file a notification of late filing on Form 12b-25 with the Securities and Exchange Commission, delaying the filing of its Annual Report on Form 10-K for the year ended December 31, 2010.

For additional information about material terms of the extension, please see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on the date hereof.  Details regarding the Gramercy Realty Loans and consequences of failure to reach longer term agreements are described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.  For further discussion on possible consequences of default, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, the status and result of negotiations with lenders; and other factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For further information, please refer to the Company's filings with the Securities and Exchange Commission.

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